Exhibit 99.03

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

ALLIANCEBERNSTEIN

Moderator:Philip Talamo
January 21, 2009
5:00 p.m. EST

Operator:
Thank you for standing by and welcome to the AllianceBernstein fourth quarter 2008 earnings review.  At this time, all participants are in a listen-only mode.  After the formal remarks, there will be a question-and-answer session.  I will give you instructions on how to ask questions at that time.

As a reminder, this conference is being recorded, and will be replayed for one week.  I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein.  Mr. Philip Talamo, please go ahead.

Philip Talamo:
Thank you, Lynn.  Good afternoon everyone and welcome to our fourth quarter 2008 earnings review.  As a reminder, this conference call is being Webcast and is supported by a slide presentation that can be found in the investor relations section of our Web site at www.alliancebernstein.com/investorrelations.

Presenting our results today is our President and Chief Operating Officer, Jerry Lieberman.  Following Jerry’s remarks our Chairman and CEO, Peter Kraus, will provide some additional commentary.  Our CFO Bob Joseph will also be available to answer questions after our formal remarks.

I would like to take this opportunity to note that some of the information we present today is forward-looking in nature and as such is subject to certain SEC rules and regulations regarding disclosure.  Our disclosure regarding forward-looking statements can be found on page two of our presentation, as well as in the risk factor sections of our 2007 10-K.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

In light of the SEC’s Regulation FD management is limited to responding to inquiries from investors and analysts in a non-public forum.  Therefore, we encourage you to ask all questions of a material nature on this call.  And now, I’ll turn it over to Jerry.

Jerry Lieberman:
Thank you, Phil, and good afternoon to everyone on the call.  First of all, a belated Happy New Year to all and let’s indeed, hope, that it will in fact turn out to be a happy, new, year despite so many dire predictions.  Clearly no tears are being shed for the passing of 2008, a year during which capital market losses and financial sector dislocation led to the loss of tens of trillions of dollars of wealth and swamped the business dynamics of our industry and more specifically our firm.  Whether you refer to 2008 as the year of the perfect storm, the year of the financial tsunami, the year of the black swan or long tail, it was a year of shock and awe.

As we all know all too well, 2008 saw widespread carnage in the capital markets,  and as a firm, it was a year in which we were disappointed that we failed to provide much, if any, of a buffer to the losses of our clients.  Furthermore, we underperformed benchmarks, in some cases by substantial amounts, in virtually all of our services, particularly in the fourth quarter.  We owe our clients and Unitholders much better and we are confident that we will do so.

As shown on displays 3 and 4, equity returns at all corners of the capital markets were dire in 2008, declining a startling 20% or more in the fourth quarter.  In fact, the fourth quarter erased what had been annualized and cumulative three year gains through the third quarter for all six equity indices that we plot on these displays.  The S&P 500 posted its worse quarter since the fourth quarter of 1987 and its worst year since 1931.  There was little discrimination across styles, across geographies or capitalizations, as global equities declined more than 40% for the year.  Specifically, 2008 was the worst year for the MSCI EAFE Index since its inception in 1969, and Emerging Markets dropped an astonishing 53%.  Against this backdrop, we, as active managers, fared poorly. As displays 27 to 35 in the appendix illustrate, our underperformance was widespread across our suite of services.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

However, I’d like to put this in context, not as an excuse but as an explanation.  Our ability to understand and articulate what has happened, to describe the lessons learned and enhancements put in place, and to dimension substantial opportunities we perceive, are all critical to retaining client confidence and our ability to recover lost performance.  Our performance in many services was so poor in 2008 that it badly contaminated what were once excellent long-term track records.  This is visible on display 5, which shows year-by-year absolute and relative performance of two of our flagship services, Global Value and Global Research Growth.  It is clear from this display that 2008 was a highly anomalous year, one in which we underestimated the magnitude, the breadth and the duration of the financial crisis, and its ultimate impact on global economics.  You’ll note that we have underperformed before, for instance, during the tech bubble in Value and post- bubble in Growth, but you’ll also note that we recovered after these episodes.

Today, our portfolios are positioned to balance historic opportunities against the still high levels of risk present in the capital markets.  Importantly, we have not shied away from taking advantage of today’s extreme dislocations, ensuring that we have sufficient exposure to securities that we expect will outperform as markets anticipate the eventual resolution of this crisis and the inevitable, though perhaps not imminent, improvement in global economies.

I have discussed with you on recent conference calls, as well as with our clients, how important we believe this positioning is.  By way of example, I’d like to share with you our very recent performance in about a dozen of our most important investment services as 2008 came to a close.  The period starts with November 20th, the lowest point during 2008 in the U.S. equity markets and, for that matter, in many global markets, and the period ends on December 31st.  I realize that these dates represent both a very compressed and a very selective period.  It is, nonetheless, illustrative of the fact that our portfolios are constructed to outperform during a market recovery, which this period represents.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

These last six weeks of the year saw equity indices like the S&P 500 and the MSCI World, as well as various retail benchmarks, increase between 18% and 28% and the Barclays U.S. and Global Aggregate fixed income indices increased by 5% and 8%, respectively.  During this period, many of our equity services outperformed in the range of 200 to 2,000 basis points while two of our flagship fixed income services outperformed by 200 basis points.  To be more specific, 10 of our most important equity services were up 23%-39% in the six-week period and these bond portfolios, which are heavily exposed to high grade credit, were up 7-10%, thereby outperforming handsomely.  I offer this only to illustrate how quickly performance deficits can reverse if the extreme risk aversion of investors abates even modestly, and how we are positioning our portfolios for this scenario.

Finally, I will note that the strongest evidence of our ability to generate superior results for our clients is our nearly 40-year track record of doing so, with disciplines that have been stress-tested before and have delivered, as shown on display 36.

Now, let’s turn to our firm’s financial and operating results.  I doubt I’m surprising anyone when I say the fourth quarter of 2008 was one of, if not the, most difficult quarters in the history of our firm.  The collapse of the equity markets in general and financial sector companies in particular resulted in large losses to equity and, in several cases, bond holders alike and in turn had a significantly adverse impact on our financial results.  Our AUM was down 42%, revenues were down 50% and net income was down 69% when compared to the prior year quarter, even as expenses were cut 40%.

Displays 6 through 9 reflect our Assets Under Management roll-forwards by channel and investment service for both the quarter and the full-year.  These displays show that our assets have declined by $128 billion, or 22% for the quarter, and $338 billion, or 42% for the full year of 2008.  With $462 billion in assets under management as of December 31, 2008, we are at our lowest level of AUM since the third quarter of 2003.  The decline occurred mostly in our Institutional and Retail distribution channels and was overwhelmingly due to market depreciation in both Value and Growth equities.  Net outflows did accelerate in the fourth quarter to $23 billion, or more than one-half of full year net outflows.  The fourth quarter of 2008 saw record net outflows in all three channels and all three equity-managed services.  I’ll provide more detail on net outflows in the three channels in just a couple of minutes.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

However, comparing displays 6 and 7 will provide some insight into the dynamics driving flows.  Specifically, you’ll see when comparing the fourth quarter to the full year’s flows, sales have slowed dramatically in all three channels.  You’ll note an uptick in redemptions and terminations in our Institutional and Private Client channels, with Retail relatively in-line with the full year.  The fact is we continue to anticipate weakness in flows until the capital markets stabilize and our performance improves.  Now, let’s turn to display 10 where I’ll begin my discussion of channel highlights.

Excluding the transfer of assets to our Retail channel for servicing, Institutional Investments AUM declined by 20% in the quarter to $291 billion, primarily due to market depreciation.  Net outflows did accelerate to $10 billion, or more than two-thirds of the full-year outflows, and once again, the main cause of increased net outflows is the lack of new sales, which were less than $6 billion in the quarter.  For the full year, assets in this channel declined by 41% excluding transfers, with market depreciation accounting for over 90% of the decrease.  A lack of new sales to offset the funding of previously awarded mandates caused our pipeline of won but unfunded Institutional mandates to fall by 43% to $8 billion, over 40% of which was in Defined Contribution AUM.  Meanwhile, consultants have confirmed that search activity has slowed.

Before moving onto Retail highlights, I’d like to mention that we were just notified that we maintained a top ranking in an annual pension survey by a leading independent Japanese industry publication, Newsletter on Pension and Investments.  This follows a recent survey in Australia in which we were ranked as the leading global equities manager, as measured by number of clients, in the 2008 Peter Lee survey of Asset Consultants, and we’re also rated #2 for overall quality of client service.

On display 11, you can see that our Retail channel assets decreased by 27% for the quarter, excluding transfers in from our Institutional Investment channel.  Once again, market depreciation was the principle cause for this decline with net outflows of $9 billion in line with the prior quarter.  While redemptions stabilized when compared to the third quarter, already slow sales fell by 27% sequentially.  For the full year, assets in this channel were halved, excluding transfers.  Nearly three-quarters of this annual decline was due to market depreciation and nearly three-quarters of full-year outflows occurred in the second half of the year.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

And for those of you who plan to ask us a question regarding the potential third huge consolidation of distributors with the announced Smith Barney- Morgan Stanley joint venture, following the BofA-Merrill Lynch and Wachovia-Wells Fargo mergers, it’s a little early to assess the opportunities and risks these transactions present for AllianceBernstein.  With that said, we plan to continue our strategy of aligning research and knowledge with the advice-delivery platforms of financial institution distributors to improve the investment outcomes for the individual investors we jointly serve.  At the same time, we think we can bring still more value to the largest distributors with this strategy.

Turning to display 12, you’ll see that our Private Client channel AUM fell by 19% during the quarter as net outflows increased to $4 billion.  Additionally, during the quarter we received hedge fund redemption notifications totaling $900 million, redemptions which will be reflected in our January AUM.  A portion of these redemptions will remain with the firm, invested in other services.

Despite one of the most turbulent investment climates in history, we did continue to add new accounts, albeit at a slower rate.  Our closed account rate for the year, which did accelerate at the end of the year, was 5% versus our historical rate of 4%.  This compares quite favorably to a peak of 18% for the full year of 2000.  And although down from recent years, our gross cash flow, which represents new assets from new and existing clients, still exceeded $13 billion for the year and is reflective of the continued appeal of our Private Client value proposition.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

As far as our team of financial advisors is concerned, although we did indeed downsize our staff levels, we did so by carefully keeping both the best and the highest potential professionals that service our private clients.  Undesired turnover has been avoided and we plan to start hiring new advisors shortly.

Display 13 shows that during the third quarter of 2008, the total AUM associated with our suite of Alternative Services fell by 19% sequentially, due mostly to hedge fund market depreciation.  Alternative Investment assets fell 32% versus the end of 2007 to $6.6 billion, as market depreciation and net outflows in Hedge Fund services were partially offset by net inflows and our stand-alone currency services.  To put this in context, it was reported last week that the global hedge fund assets dropped below $1 trillion for the first time in four years.

Turning to display 14, you’ll note that our Institutional Research Services full year revenue was up 11% to a record $472 million, with robust growth in the U.S. offsetting a modest decline in Europe.  Fourth quarter revenue was flat year-over-year and down 5% sequentially, as market volumes decelerated significantly in the second half of the quarter, but this does not put a damper on an outstanding, and perhaps our best, year with respect to our research, trading and sales support.

Before turning to our discussion of the P&L, let’s turn to display 15 which provides some detail behind the changes to the composition of our AUM.  As you can see, the events of 2008 not only greatly reduced our AUM but changed its composition.  We ended 2007 with three-quarters of our assets in equities and one-quarter in fixed income.  One year later, we are much closer to a 60/40 split in favor of equities.  To a lesser degree, but not inconsequential, our mix of U.S. versus Global and International services has shifted by 500 basis points away from Global and International.  These trends have exacerbated the impact of lower AUM on our revenues as our revenue yield as measured by our annual fee base decreased from 44 to 42 basis points at the end of the year.

Now, moving to the income statement, I’ll begin with a discussion of revenues as shown on display 16.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Net revenues fell by 50% versus the fourth quarter of 2007 to $581 million.  A sharp reduction in advisory fees, mostly lower base fees resulting from the severe erosion of assets under management that I discussed earlier, accounts for almost two-thirds of the decline, with a decrease in performance fees, and the effect of the mix change that I just covered accounting for the remainder.  An $82 million increase in losses on investments related to employee deferred compensation and a negative $34 million swing related to the marking to market of our venture capital fund contributed an additional 20% to the decline. Now remember that the mark-to-market losses on deferred compensation investments have a corresponding offset in current and future incentive compensation expense and only 10% of the venture capital fund results flow to our bottom line with the 90% offset reflected below the operating income line in our P&L.

Distribution revenues were nearly halved to $64 million, as Retail AUM fell by a similar percentage during 2008.  These lower revenues were offset by lower distribution plan payments which are recorded in Promotion and Servicing expense shown on display 19.

The decrease in Dividend and Interest income reflects lower dividend payments received from mutual investments related to employee deferred compensation as well as the late 2007 outsourcing of our prime brokerage services.

Finally, lower interest rates were the primary driver of lower interest expense, but our prime brokerage outsourcing also contributed to this decline, even as the net prime brokerage interest a year ago was only $1 million.

Display 17 provides additional analysis of our advisory fees.  Lower base fees represent over 90% of the $381 million, or 43%, declines in Advisory Fees, with the lack of performance fees compromising the remainder.

All three buy-side distribution channels incurred significant declines in revenue, with Retail down a full 50%, Institutional Investments down 43% and Private Client down 35%, which corresponds to a full-year AUM decline in each channel shown back on display 7.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Before going into a discussion of our expenses, let’s look at display 18 to see where we closed the year in regards to our reduction in force initiative.  As you can see on this bar chart, our staff levels were down 663 for the quarter, or just under 12% versus our September 30 levels, and these figures did not include some staff members who have already been notified of their dismissal but were still on the payroll at year end.  In addition, we have announced internally that we have identified approximately 80 positions that will be eliminated later this year as we move that work offshore.  And while on the topic of expense reduction initiatives, our actual capital expenditures reduced by about 50% below our original 2008 plan and our 2009 capital plan includes a further 10% reduction from 2008 levels.  As Peter remarked in our press release earlier today, if a worsening of economic and market conditions occurs, we may consider additional measures.

I’ll cover the cost of the reduction in force and the associated savings in just a couple of minutes, so let’s start from the top with my review of expenses.

Operating expenses, as shown on display 19, declined by $302 million, or 37% year-over-year, with about two-thirds of the decrease coming from employee compensation and benefits, which fell by 44%.  I’ll discuss the changes in employee compensation and benefits in greater detail on the next display.

Promotion and Servicing expenses decreased by 40%, or $71 million versus last year’s fourth quarter.  The lower distribution plan payments I made reference to earlier accounted for approximately one-half of this decline.  Controllable expenses, primarily travel-related costs but also decreases in printing and mailing, accounted for approximately one-third of this decline.

General and Administrative expenses were down 14%, or $22 million, versus the prior year quarter.  Incremental foreign exchange gains as well as lower consulting and legal costs were the principle causes behind the decline, while infrastructure costs, such as rent and technology, were essentially flat.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Details behind the 44% decrease in Employee Compensation and Benefits are shown on display 20.  Base compensation was actually up 27% versus last year due to $40 million in severance associated with work force reduction efforts.  We anticipate these reductions will generate annual savings in excess of $70 million in salaries and related fringe costs.

In addition, these individuals were awarded over $40 million in incentive compensation for 2007, thereby reducing the demand on IC for 2008 and going forward.

Fourth quarter Incentive Compensation expense was only $4 million, $174 million lower than last year.  The primary causes for this decline was the year- end true ups of our Incentive Compensation and profit-sharing plan accruals to the tune of $113 million.  Also, the quarter saw an $80 million credit to deferred compensation expense due to the impact of mark-to-market losses and lower dividends from these investments, versus only a $12 million credit in the fourth quarter of 2007.  These expense reductions were partially offset by an $18 million accrual related to our former chairman’s retirement.  Investments related to employee deferred compensation, disclosed on display 37, stood at $306 million at the end of 2008.

Total commissions fell by 41 percent with year-over-year declines in all three asset management channels, most significantly in Institutional Investments and Private Client.  Fringes and other expenses fell by 38%, predominantly due to lower payroll taxes, a function of lower-year end bonus accruals, as well as lower recruitment expenses.

On display 21, you will find a summarized income statement for the operating partnership with quarterly and full-year detail.  As you can determine from this display, the drop in fourth quarter revenues constituted nearly 60% of the full-year decline.  Despite aggressive management of expenses, which were down 40% and 18% for the quarter and full year, respectively, net income fell 69% and operating margin declined by more than 1,300 basis points versus the fourth quarter of 2007.  Of course, both of these items include the adverse impact of separation charges.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Fourth quarter 2008 income taxes were only $2 million due primarily to the reversal of approximately $13 million in tax reserves pursuant to FIN 48 as tax examinations were completed without material assessments for those years.

Display 22 details the Holding company’s financials. Net Income and Distributions per unit were down 73% versus the fourth quarter of 2007, a slightly larger decline than at the operating partnership level.  As a reminder, the holding company pays a 3.5% federal tax on its share of operating partnership’s gross revenues and not net income, thus explaining the holding partnership’s increased effective tax rate.

Before I wrap up, I’d like to briefly address the overall health of AllianceBernstein.  Our firm is one of the world’s largest organizations focused exclusively on investment research and management for our clients.  We are not a commercial bank and we do not originate mortgages, hold proprietary positions in mortgage-backed securities or use our balance sheet for other banking activities that are at the epicenter of the recent problems.  Nor are we an investment bank or an insurance company that engages in investment banking activities, thereby having direct exposure to troubled assets.  Additionally, AllianceBernstein has long maintained a conservative balance sheet, which is reflected in our strong long-term credit ratings of S&P at AA-, Moody’s at A1 and Fitch at A+ and we have a balance sheet backed-up with significant committed credit lines.

Clearly, 2008 will be remembered as one of the most difficult markets in a lifetime, one in which fundamental considerations were ultimately overwhelmed by fear in driving security prices.  Real challenges to the global economy remain, and that will impact the re-emergence of investor confidence and a recovery.  Yet the deep fear that’s overtaken investors has also resulted in potentially historic investment opportunities across the capital markets.  Our task remains what it’s been throughout our history; apply deep and objective research to separate emotion from fact as we assess securities for our clients’ portfolios in the pursuit of long-term investing success.  While doing so, Peter and I are confident that we will continue to control expenses and invest in a very few select strategic initiatives to strengthen and broaden our investment services in order to meet our clients’ needs.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Our balance sheet is strong, our intellectual capital is intact and our expenses and capital outlays are being aggressively managed while we continue to invest in our most important strategic initiatives.  Therefore, we believe that AllianceBernstein is well positioned for the future and that our efforts will benefit all of our stakeholders in the long run.  And now I will turn the call over to Peter.

Peter Kraus:
Thank you, Jerry, and good evening to all on the phone.  As all of you know and I’m sure are experiencing, we are living in an environment characterized by turmoil all around us.  The turmoil is changing the landscape, and in some cases, dramatically.  Our organization, as we just discussed, has been impacted for sure but AllianceBernstein exhibits three very important traits that I think will differentiate us from the competition going forward.

First, although Jerry mentioned this, I want to reiterate it, our financial strength, clean balance sheet, high liquidity and financial flexibility.  Specifically, $4.3 billion of partners capital, only $285 million of debt, a $1 billion credit facility available to us, ratings of AA- and A1.  A majority of our institutional and private client assets are in custody at a third party.  Less than $100 million of long-term investments net are on the balance sheet; no derivatives and off-balance sheet obligations.  A very strong financial statement, indeed, which will give us the financial flexibility to do things in the future that others may have trouble doing.

Secondly, consistency in senior leaders in both the investment and client- facing roles.  This longevity in our leaders is buttressed by investment teams that are energized about the opportunity to take advantage of historic dislocations, and client-facing teams, importantly, that are excited about the challenge of creating investment opportunities that will meet the needs of our clients.  I assure you we cannot spend enough time with our clients and our investment teams are excited by the research that they’re doing and the opportunities they see.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Third, our research-driven culture.  The value of research has never been more in evidence.  It drives exceptional investment performance.  It drives effective advice on asset allocation for Private Clients and Institutional accounts.  It drives effective risk budgeting for both current markets and long-term trends and it drives unique advice for buy-side clients regarding investment themes and specific opportunities.

We suspect that markets will continue to be volatile, uncertain and create significant change in the competitive landscape. But leveraging the three core characteristics that I mentioned -- financial strength and the resulting flexibility, consistent senior leadership providing reliability to the investment process and sustainability of long-term client relationships, and a research driven culture -- we believe will give AllianceBernstein the competitive edge to grow our business through these difficult markets and outpace the competition.

Now, let me just say a few words on the capital markets themselves.  While we have seen some signs of better credit markets, as stronger corporate credits have been able to access capital markets and credit spreads have tightened somewhat, and the liquidities in those names have improved, economic data continue to deteriorate… housing data, credit losses, employment statistics, GDP levels, retail data, all continue to show significant weakness.  On top of this, financial stress on the balance sheets of the world’s banks continues to be acute.  New lending is episodic.  Capital growth in the face of deteriorating asset quality is certainly a challenge offsetting the effects of deleveraging in the capital markets, and re-engaging the unsecured debt market to provide wholesale funding to the balance sheet of these banks has been very hard to do.

Having said this, governments around the globe and related central banks are clearly focused on creating demand for goods and services and stimulating credit.  Those actions will ultimately do just that.  Although just one anecdote, when looking for where there is evidence of lending growth China recently has experienced some loan growth in November of ’08.  Here the government’s very clear attempts to stimulate investment may be taking early root.  We would expect similar impacts in the U.S. and later in Europe over time as actual dollars and euros are being spent.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Of course, the timing for the recovery will depend significantly on when and how these funds are spent.  It’s against this backdrop that we continue to believe that deep research focused on broad trends, as well as company-by-company analysis, both fundamental and quantitative, will unearth unusually attractive security selection and drive outperformance in our various investment services.  While the timeframe for recovery, as I said, remains unclear, that it will occur is irrefutable.  We believe we have positioned our portfolios to produce outsized returns that we have historically provided to our clients.  And we also believe that the strength of the Sanford C.  Bernstein research platform on the sell side will be rewarded by buy-side clients to a significant extent.

I wanted to return to one area that when I last addressed all of you we discussed, which is the area of the DC business.  It is a place in which we continue to place a fair bit of focus and investment and while it’s still a fledgling business I wanted to share some facts directly with you.  In 2006, the business had less than $1 billion of net inflows.  In ’07, we won and funded over $4 billion of mandates, and in ’08 over $6 billion of mandates.  Our current won and unfunded mandates at this stage in ’09 are $3.5 billion.

As of December 31, 2008, we are managing over $12 billion of DC assets.  So while we’ve just begun to talk with our largest clients about our new flexible platform, CRS, which DC sponsors can use to create multiple investment options for their participants, we believe that this business will continue to grow at the rapid rate that we have seen so far.  We’re still relatively small in size but that business will continue to expand and create a meaningful incremental asset growth and further deepen our relationships with our largest and most important clients, a key objective for us.

I’d like to turn now if I might to some important people changes for us at AllianceBernstein.  While I have spent a fair bit of time, and we’ve all focused on our performance and the efficacy of our investment process in times of financial stress, we also want to continue to strengthen the focus on our clients.  Clients are first and foremost our most important asset.  In that regard, we’ve asked Marilyn Fedak to take on an expanded role as Vice Chair of Investment Services.  As such, she will focus on our largest and most important institutional and private clients around the world.  She will continue to focus on trading, talent assessments, remain a member of the executive committee and of course stay a valued member of the investment policy group for the Value team.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Sharon Fay will step up and become the head of the Value business and lead the value team going forward.  We wish both Marilyn and Sharon great success in their new efforts.

With that, I’m going to turn the conversation over to you to ask questions of Jerry and me.  So please, Phil, start that process.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Philip Talamo:	Lynn, we’ll take our first question.

Operator:
If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Management has requested that you please limit your initial questions to two in order to provide all callers an opportunity to ask questions.  We welcome you to return to the queue to ask follow up questions.  We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of William Katz with Buckingham Research.

William Katz:
Just a few clean-up questions before I get into the meat of my questions. I just want to make sure I heard you correctly -  On the compensation you mentioned, Jerry, that it was $113 million, was that all a true up, in other words, the next quarter would reset $133 million higher?

Also in terms of the mark-to-market adjustment - the $80 million is that sort of the $116 million we should be thinking about on a go forward basis?  Or was there anything that comes off that as a potential offset?  And then could you clarify the FX gain on the G&A line that may not repeat itself in the next quarter?  And then I have some more substantive questions after that.

Jerry Lieberman:	Bill, you’re going too fast. Let’s start with – what was your second question? I missed that totally.

William Katz:	Well, I just wanted to know the – the second one was on the mark-to-market impact in Q4 how much, I guess, repeats into the new quarter, just as a guide post.

Peter Kraus:	Bill, you had three questions, right. One was the $113 million?

William Katz:	Right.

Peter Kraus:	One was the $80 million?

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

William Katz:	Right. And then can you quantify the FX gain that I guess helped G&A this quarter? So those are clarifying questions. I do have one more substantive question.

Jerry Lieberman:	So let’s start with the $113 million. The $113 million true up brings the cash IC for the year to a number we wanted it to be for the year. You with me, Bill?

William Katz:	Right.

Jerry Lieberman:
All right.  So you have accruals for the three quarters.  Every quarter we’re trying to anticipate what we would need for the year.  And then we have the end of the year obviously with the decrease in earnings.  If you want to use a run rate at all it would be the number for the year against the earnings for that year.  You could use that.  But there’s nothing to with the number $113 other than to realize that is a true up.

All right, next question was on the $80 million on deferred compensation credit on the mark-to-market.

William Katz:	Right.

Jerry Lieberman:
So as part of this is an offset to the mark-to-market that we have on the investments that we’re holding in order to effectively hedge our deferred compensation.  So again, there’s no run rate here.  What we do is we give you the amount of the assets that we’re holding at the end of the year, which is in the balance sheet that we break out separately for you.  And from that you get a sense of what our exposure is to the market with respect to deferred compensation.

Bob Joseph:
Bill, it’s Bob.  Just one comment related to that.  If you remember, this probably goes back about a year ago, we tried to help people out a little bit with the relationship between what happens on the assets side of the balance sheet and what’s happening with the liabilities.  And I think we indicated that in a normal quarter about 40 percent of the mark-to-market gains or losses on the assets side would reflect itself in higher or lower compensation expense relative to what the ongoing amortization run rate really is.  And that relationship is held fairly constant.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

William Katz:	And the FX?

Jerry Lieberman:	What you’re looking for is what the FX number was?

William Katz:	Right. Was it substantive?

Bob:
I would say it was larger than normal Bill and it had to do with the relationship between Euro and Sterling.  We have euro balances in the U.K. and obviously there was some currency movement there and that flows through in our consolidated financial statements.

I wouldn’t think of it as outsized necessarily but enough to change the comparisons a little bit.

William Katz:
OK.  And my most substantive question is, Peter, I guess, two things - you mentioned the financial flexibility to do things that others might not be able to do, what are you alluding to there?  Is it transactions, new product development?

And secondarily, appreciative of the proven outperformance in the six weeks ending December 31, if you look at your year-to-date results, at least looking at some of your retail funds on the U.S. side, that outperformance seems to have reversed itself across many of the portfolios.

So what changes are you making to smooth out some of this relative performance?

Peter Kraus:
On financial flexibility I think that it’s critical going into 2009 and further that we be in a position to take advantage of many different things.  Point one, talent in the marketplace, to the extent that we want to broaden and deepen our bench.  Two is the ability to acquire specific activities or teams if in fact we chose to do that.  And three is the opportunity to invest in the growth of  the business in the activities that we think will bear fruit, in particular, when others are leaving the playing field.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

So there’s nothing specific, but I think those three components are quite valuable.  And given that opportunity is likely to knock more frequently in a period of stress, we think having financial flexibility to take advantage of those things, i.e. dry powder, is a particularly attractive attribute of the company.

As it relates to performance, what we were trying to point out was not that “a year does 40 days make” because that is clearly not the case.  But we were reasonably enthused about the recent outperformance as opposed to recent underperformance.  But I want to be cautious and to be very clear - that does not imply that we have had some huge turnaround because we’re talking about a very short period of time.

The more important question you asked is “what changes did we make?”.  We spent some time talking about a major change for us in personnel, something that was not a shock to the organization because Marilyn and Sharon have been working together for a very long period of time.  And this was not an unusual activity or action.  But I think it’s very important that Marilyn, who’s a very strong culture carrier for the company and has a tremendous amount of substantive experience in meeting with clients, can now focus and, frankly, help me focus on some of our larger client opportunities around the world.  And Sharon is now able to run the value team in a way in which she’s able to direct the business as she sees fit.  And I think that will energize both people.  And the early returns I get from both of them and the teams that they work with is that everybody is very excited.

William Katz:	That’s helpful. Thank you very much.

Peter Kraus:	You're welcome, Bill.

Operator:	Your next question comes from the line of Robert Lee with KBW.

Robert Lee:
Thanks.  Good afternoon.  A couple of questions.  The first one - if you look at the institutional business, and you mentioned the sequential increase in lost mandates, can you give us some color on where you think your relationships are right now with consultants?  I would expect most institutional investors are going through their asset allocation process looking at what managers to hire or fire.  How do you think about the next couple of months and your ability to obtain new business given performance last year?  So the ability to kind of stem the outflow or at least the acceleration in lost mandates.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Peter Kraus:
Well, Rob, on our last call I spoke of what I would be doing in the next 60 to 90 days.  It’s now 30 days into that period and what I have been doing is meeting with clients.  I’ve also spent a considerable amount of time with the investing teams and with the investing process.  I’ve met with most of the consultants.  I’ve met with many of our large clients.  Tonight I fly off to London.  I’ll be in London for two days.  Saturday I fly to Tokyo.  I will be there for two days.  And that is all to see both large institutional clients and consultants.

I feel good about reporting the following:  In each and every case, I think our clients understand our investment process.  They are comfortable that we have been consistently applying that process.  They are happy that we’re open minded about how we might enhance that process and how we have already enhanced it over the course of the year and how we are looking at additional factors and additional research.  They feel good about the fact that, although performance has been challenged, we haven’t deviated from our willingness to take risk; our willingness to run appropriately constructed portfolios that can provide substantial returns when markets do rebound.  And I think that we haven’t had much in the way of push back on the issues such as “there’s too much change” and “there’s not enough consistency in the investment process”.

Now of course, if investment performance continues to be poor, that will continue to be an issue.  And clients will appropriately evaluate us if our performance does not turn.  I think most of our clients understand that investment performance takes time to turn.  That investment returns are not normally distributed - that they are lumpy.  They understand  that if you take too short a horizon, you have a much higher probability of not participating in the significant returns that the investment process is likely to produce.

So no guarantees, but all very good conversations.  And I will continue to meet clients for the next 60 or so days because I think it’s going to take that amount of time for me to physically meet with most of the important clients and consultants.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Robert Lee:
Great.  And I also have one follow up question.  This is a little bit, I guess, as a follow up to Bill’s earlier questions.  Historically if you look in the past, at least the impression from the outside looking at Alliance is that AXA was a pretty hands-off parent.  And in listening to some of your comments about whether it makes sense to hire teams if appropriate or acquisitions if appropriate and given that you’ve probably only been there about a month or so, is it fair to say that AXA has become a much more hands-on parent than it had been historically?

Peter Kraus:
No.  I’ll elaborate, but I think the short answer is probably satisfactory - No.  The comments I made are comments that emanate from our team and reflect, I think, our strong competitive position in the marketplace, and our strong financial flexibility which will allow us to take advantage of some of these things.  I think AXA continues to be supportive and a significant shareholder, but they haven’t changed the way in which they behave, nor do I expect that they will.

Robert Lee:	Great. Thank you very much.

Jerry Lieberman:
Let me just add something.  This is partially in response to Rob, and partially back in response to Bill.  On the issue of performance, again that six week period was trying to show how we were positioned if and when the markets turn favorably.

But on the comment about how we’ve done this year with respect to our performance in our value services and our growth services.  There has not been significant under performance in this space through yesterday.  In fact, most of our value services are ahead of their relative benchmarks, although the absolute numbers are tough.  It has been a tough 20 days starting 2009.  But relatively we haven’t given up a lot of performance.  To date we’ve actually outperformed most of our relative benchmarks.  And some of our key growth services are slightly underneath their benchmarks but they’re ahead of the S&P 500 fairly significantly.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Operator:	Your next question comes from the line of Craig Siegenthaler of Credit Suisse.

Craig Siegenthaler:
Thank you.  My first question is for Peter.  Peter, just wondering if you could provide some ideas on how you’ve looked at changing different areas of the firm.  And I was thinking a little bit about the distribution channels.

Peter Kraus:
Sure, Craig.  Obviously I can’t give you specific forward-looking information.  And I won’t be able to say things that are either related to private investment funds that we’re talking about and/or prospective investment services that we’re not ready to publicly talk about.  So my response will be somewhat limited.

But let me just talk about distribution and my reaction to that - First rate, absolutely top rate institutional and retail distribution business.  And the private client business continues to impress me as it has for the 10 years that I’ve watched it from afar.  I think that those are some of the greater strengths of the business.  And, in particular, the length and depth of the relationships that the client facing personnel have at this firm with their clients is really quite unusual.  It’s not just that they know the senior person at the client, they know the six people down from the senior person.  They don’t know them for a year, they know them for five years or 10 years.  They’ve dealt with them in many different ways.  They understand their objectives.  They understand their concerns.  And they’re trusted and respected by the clients.

Now, that doesn’t solve all of our problems but that is one heck of a step forward in building relationships and in finding ways to create more depth and more breadth with your existing client-base which is assuredly one of the fastest ways to help improve the assets under management.

I don’t think that there are any specific changes that I see in the distribution side of the house, other than to continue to support the strength of the organization, hire where appropriate, and expand where appropriate.  I think our expansion in the DC business is probably at the level it needs to be at the present time.  But as the CRS platform continues to take hold, we suspect that we’ll be able to add people down market in that world.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Jerry mentioned the consolidation amongst the large retail firms.  We suspect that may also provide us with some opportunity as an independent, objective asset manager, where we can provide service to those retail organizations effectively with personnel that have long and deep relationships with them.  But I think, as Jerry said, that’s sort of yet to play out because it’s all very new and people are trying to understand where they should be going.

Craig Siegenthaler:
Peter, BlackRock talked pretty positively about the asset strategy services and advisory services.  So not really on the product level but kind of taking a step back and some of the services they provide clients.  Does AB offer services in that arena for institutional clients?  And is that an area on which you may expand on the product side?

Peter Kraus:
Yes.  One thing we haven’t spent much time on that I’d like to, and I referred to it briefly in my comments, is that the Sanford C.  Bernstein research platform is one heck of a platform.  I mean you ask anybody, and I’m being a little biased here, but you ask anybody to “close your eyes and think of what’s the best research platform out there” and it’s Sanford C. Bernstein.

And if you think that investors aren’t craving research and scratching and clawing for the best ideas they can find, you would be mistaken because they are.  In fact, that opportunity for us is, I think, actually quite significant.  We are independent.  We provide top-grade execution service.  You can check the surveys and I think we’re in the top three or number one.  There are three different services and I think one of them ranks us number one, the other two in the top three.

And so I actually think that while BlackRock has financial solutions and that’s a terrific service, we may think about how we take advantage of that because we do have a lot of assets that are obviously managed by or owned by insurance businesses and that’s something for us to think about.   Our anchor to outperform them is a fantastic research platform.  It’s actually more diversified.  It’s actually a more leveragable opportunity.  And it’s something that we actually think we can do a lot with in the next year and the coming years.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Craig Siegenthaler:
Thanks, Peter.  I just had a question maybe Bob or Jerry could help me out here.  When we think about comp sequentially, I’m wondering when do the reductions that happen in the fourth quarter occur and hit the P&L?  Was it a full quarter impact?  I’m guessing it probably wasn’t.  So I’m wondering, should we think about the declines coming maybe in December or November or how can we think about it sequentially?

Jerry Lieberman:
I think the best way to think about it, Craig, is I gave you what the annualized savings are in base and in fringes - I would use that number.  And as far as when the people left it was throughout the quarter as we started about mid-October and ran until about mid-December.  The number for annual savings is about $70 million.

Craig Siegenthaler:	All right, thank you very much.

Operator:	Your next question comes from the line of Mark Irizarry with Goldman Sachs.

Mark Irizarry:
Great.  Thanks.  Peter, question for you on the alternative investment strategies.  You have about six billion or so in AUM - how are you approaching building that business?   Do you foresee using more internal capabilities or external capabilities that of which would allow different managers into that platform and maybe open up the architecture a bit more on the private wealth side.

And then also how are you thinking about that also in terms of a movement maybe towards passive investing.   I do see there’s about $10 billion or so in mandates that have moved into – on the more passive side from active.  Maybe you could just square how you’re thinking about other managers and how they play in the growth of the business.

Peter Kraus:
Sure, Mark.  Well, first of all, I think our alternatives are very closely associated with our research in both value and growth.  And so they reflect a fair bit, if not a lot, of the best ideas in those activities.  So effectively, what we have is long only product and then levered product that basically expresses those best ideas in a higher profile way.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Now, those products also include currencies, to some extent commodities and also macro factors.  They haven’t had good performance in the last year, but they have had very good performance over time, specifically in ’05 and ’06 and ’07 was basically break even but ’08 was a really poor year.

So I think that those products have a place in the portfolio as a way of expressing our best ideas in a more specific and emphasized manner.

Now, you raised, I think, two good points that we’re currently discussing.  We think that, again, our financial strength, flexibility and credibility as an investing organization plays to the strength of actually identifying managers who ultimately could provide good returns and avoiding the managers who have the blow ups or the managers who aren’t true to form.  Additionally, it helps us in doing the due diligence necessary to identify strong operating systems and weak operating systems.

Having said that, open architecture would of course be new for us, but it’s something that we’ll debate internally over the next  six months or so and makes some decisions on whether that’s an intelligent thing to do or not.  The same goes for the passive question.  Certainly on the DC side we see demand for passive portfolios.  It’s something that we now outsource but we could do internally if we so chose.  So that’s another debate that we would have.  So I can’t commit to you that we will or we won’t, but I will commit to you because we are, right now, having that debate.

Mark Irizarry:
Okay.  And then you maybe just talk about the $9 billion that went from active to passive.   Was that a growth or value mandate?  And then it looks like the redemption rates in growth picked up so can you maybe just hit on that a little bit?

Jerry Lieberman:
Sure.  Well, Mark, those are totally reflective of variable annuity services of life insurance companies that wanted to move away from the volatility of active management because it was becoming difficult for them to hedge.  So it was a strategic decision which was, I think, played out quite a bit in the insurance industry.  The fact is, it’s easier to hedge against index products than it is against actively managed products.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Peter Kraus:
I think Mark, by the way, that plays into the question that you’re raising about whether we should provide index.  And when we say index, we’re talking about enhanced index because it’s just passive management.  Obviously, if it’s ETF, then it’s SPDR and we’re not going to do that.

But there may be a role for an enhanced index product at AB.  But it’s going to be tied to how we discuss this with the insurance companies.  You’ve heard us talk about the DC business and the guaranteed withdrawal benefits and if insurance companies feel comfortable with an enhanced index, then I could see us going in that direction.  If they just prefer to have straight index with no enhancements, then I could see it being less attractive to us.  So I think it’s tied up in that conversation.

Jerry Lieberman:
And just for some background for those of you that haven’t been covering us for a long time, we have experience with enhanced products.  Granted, we haven’t been promoting them the last few years, but now with the DC initiative, it puts that topic back on the table as Peter is mentioning.

Mark Irizarry:	OK. Great. Thanks. I’ll get back in the queue.

Jerry Lieberman:	Thanks, Mark.

Operator:	Our final question comes from the line of Cynthia Mayer with Bank of America Securities.

Cynthia Mayer:
Hi, good afternoon.  I’m just wondering when you talk to clients whether fees are part of that conversation?  And given the under performance do you think there will be any pressure on fees?  Or do you feel any pressure to make any kinds of fee concessions?

Peter Kraus:
Cynthia, quite simply no and no.  That isn’t to say that there never will be a discussion about fees, because of course there are.  That isn’t to say that in the past we haven’t moved from traditional base fees to base fee and performance because that will also happen.   That’s generally a conversation around an inflection point or break even point and we get comfortable that the risk return for us and the client makes sense.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

But generally what we have found, and I think this is true across much of the industry, that this is not really a fee discussion.  This is much more about capacity and alpha and investment processes and not about the fees for these kinds of products.

Now, if we were talking about hedge fund fees at 2 and 20 with no claw backs and no benchmarks, do I think that those fees are going to be under pressure?  I do.  And I think that that’s for obvious reasons because clients are frustrated at paying yearly fees when there are profits and then not having any ability to claw that back in future years.  I think that people meeting investors are now being responsive to that so I think you’ll see that in the industry.  That’s just the industry wide comment.

Cynthia Mayer:
OK.  And also just more generally, I think in the press release, you mentioned if things worsen again you’d consider other measures.  I’m just wondering if you can flesh that out a little bit.  Would that just mean more headcount reductions?  Or would you pull back from certain geographies or products?

Peter Kraus:
I think that more than likely if we see the economy worsen and we believe our prospects are dimmer, I think our first port of call will be to look at our staffing levels and size.  I think any organization, this one included, would be reluctant to abandon a service or geography because it’s hard to go back once you’ve pulled out, so I rather doubt that.  Looking at our geographic breadth and footprint, I don’t think that there would be a material event or a material place where that could happen.  I mean there may be something small that could happen that I’m just not thinking about.

But I think if you were to ask us “will your strategic footprint look different”, I think we would say “unlikely”.

Cynthia Maher:	OK. And then I just wanted to clarify Jerry, I think you mentioned the possibility of hiring more FAs, and wondered if there’s a target there or what the timeline is.

Jerry Lieberman:	Well, it’s more than a possibility. We plan on hiring more FAs, but we’ll have to look to see how the year rolls out to figure out how large that investment would be.

ALLIANCEBERNSTEIN
Moderator: Philip Talamo
01-21-09/4:00 p.m. CT
Confirmation # 79945911

Peter Kraus:
Yes, Cynthia, I think we really believe that this is an investment in the business.  We don’t believe you should shrink from this.   It takes three full years, sometimes five years, for FAs to be productive.  And if you bleed the cash flow, meaning that you don’t invest in this year to improve the cash flow, you’re just stealing from the future.  We don’t see any reason to do that.  We don’t think that’s in the Unitholders’ interest and we certainly don’t think that’s in the long term interest of the franchise.

Cynthia Maher:	Great. Thanks.

Philip Talamo:
Lynn, this is Phil.  Considering the length of our formal remarks we’re going to give analysts another minute or two to get back in the queue.  So guys, if you want to ask a follow up, feel free to get back in queue.

Operator:	If you wish to ask a follow up question, press star one.

Philip Talamo:
All right.  It looks like that’s it.  Thank you, Lynn and thanks everyone for joining the call.  As always feel free to call the IR team if you have any follow up questions and enjoy the rest of your evening.

Operator:	This concludes today’s conference call. You may now disconnect.

END